Exhibit 99.1

Lakeland Bank Announces Settlement of Claims Made by U.S. Department of Justice

OAK RIDGE, N.J. – September, 28, 2022 – Lakeland Bank (“Lakeland”), the wholly owned subsidiary of Lakeland Bancorp, Inc., today announced it has entered into a settlement with the U.S. Department of Justice (DOJ) to resolve allegations that it had violated fair lending laws in the Newark, New Jersey Metro Division.

“While we strongly disagree with any suggestion we have acted improperly, Lakeland Bank has fully cooperated throughout this process and remains confident that we have been fully compliant with all fair lending laws,” said Thomas J. Shara, President and CEO, of Lakeland Bank. “This resolution avoids the distraction of protracted litigation and allows us to focus our time, expertise, and resources towards achieving a shared goal of meeting the credit needs of all residents within our communities, including those who historically have been underserved.”

Lakeland remains staunchly committed to the values of superior service and community-driven culture that it has lived by since its founding in 1969. Lakeland has earned an “Outstanding” Community Reinvestment Act (CRA) rating from its prudential banking regulator for all its examinations from 2004 to the present. The CRA encourages depository institutions to help meet the credit needs of the communities in which they serve, including low- and moderate-income neighborhoods, and the ratings are based on a financial institution’s home mortgage, small business, and consumer loans. Presently, Lakeland’s commercial real estate lending portfolio in Newark, New Jersey represents our fourth largest investment within a single municipality of all the markets in which we operate.

Additional investments resulting from the settlement will further ensure that we achieve our objectives in all the communities we serve. Specifically, over the next five years, Lakeland will provide $12 million in loan subsidies in Majority Black and Hispanic Census Tracts (MBHCTs) within Essex, Morris, Somerset, Sussex and Union counties (the “Newark Lending Area”), $750,000 in additional marketing of mortgage lending services and products in the Newark Lending Area, $400,000 for community development partnerships to serve these MBHCTs in the Newark Lending Area, and establish two branches within the MBHCTs: one in Newark, New Jersey and one in the Newark Lending Area. Lakeland will also conduct twenty outreach events for real estate brokers and agents, developers, and public or private entities engaged in residential real estate-related business and assign four additional loan officers to support these commitments.

“We will build upon our existing efforts to better serve our customers and the communities in which we operate,” said Shara. “Lakeland Bank continues to work diligently to help our customers reach their financial goals, respond to the evolving needs of consumers and businesses and lend support to all communities we serve by investing in programs that foster economic opportunity, health, and education.”

About Lakeland Bank

Lakeland Bank is the wholly-owned subsidiary of Lakeland Bancorp, Inc. (NASDAQ:LBAI), which has over $10 billion in total assets. With an extensive branch network and commercial lending centers throughout New Jersey and Highland Mills, N.Y., Lakeland Bank offers business and retail banking products and services. Business services include commercial loans and lines of credit, commercial real estate loans, loans for healthcare services, asset-based lending, equipment financing, small business loans and lines, and cash management services. Consumer services include online and mobile banking, home equity loans and lines, mortgage options and wealth management solutions. Lakeland is proud to be recognized as New Jersey’s #1 Best-In-State Bank by Forbes and Statista, named a Best Bank To Work For by American Banker and Best Companies Group, rated a 5-Star Bank by Bauer Financial and named one of New Jersey’s 50 Fastest Growing Companies by NJBIZ. Visit LakelandBank.com for more information.

For Media Inquiries Contact:

Victoria Duffin, Senior Vice President, Director of Marketing

973-697-6140; vduffin@lakelandbank.com

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